Exhibit 99.1

Digital Turbine Appoints Roy H. Chestnutt to its Board of Directors

Former Verizon EVP and Chief Strategy Officer to Join in June

Austin, TX – April 25, 2018 – Digital Turbine, Inc. (Nasdaq: APPS), today announced the appointment of Roy H. Chestnutt, former Verizon EVP and Chief Strategy Officer, as an independent director to its Board of Directors effective June 1st, 2018. Mr. Chestnutt was selected to serve based on his successful track record transforming and scaling mobile businesses, as well as his extensive industry experience and relationships. Mr. Chestnutt’s appointment brings the size of Digital Turbine’s Board of Directors to seven.

Mr. Chestnutt brings more than 30 years of experience in telecom, media and technology industries, and most recently served as the Chief Strategy Officer and EVP of Corporate Development for Verizon, where he was responsible for the development and implementation of Verizon’s overall corporate strategy, including strategic investments, acquistions, business development, joint ventures and diverstitures. He has worked to progress business models that embrace technological change, including having helped guide Verizon through its critical transformation.

“Roy is a highly accomplished executive who brings a wealth of industry knowledge and expertise that will add valuable insight to our Board of Directors,” said Rob Deutschman, Chairman of Digital Turbine. “As mobile operators and OEMs continue to expand their participation in the explosive growth of applications and content, Roy’s global experience, relationships and counsel will be invaluable in helping Digital Turbine to capitalize on this enormous opportunity.”

“It’s an exciting time to join Digital Turbine, a company that I’ve been following for a number of years,” said Chestnutt. “Having spent my entire career in the Telecom, Media and Technology space, I understand and appreciate the significance of the value that Digital Turbine’s Mobile Delivery Platform generates for its partners. I believe Digital Turbine is well positioned to caputure even greater market opportunity in the converging space of mobile and media as operators are increasingly looking to expand their growth, content and media opportunities. I look forward to helping accelerate their growth trajectory and contributing my ideas as together we drive the company forward to the next phase of growth.”

Digital Turbine Appoints Roy Chestnutt to its Board of Directors

April 25, 2018

Roy H. Chestnutt Background

Roy H. Chestnutt served as Executive Vice President and Chief Strategy Officer Verizon. He was responsible for development and implementation of Verizon’s overall corporate strategy, including business development, joint ventures, strategic investments, acquisitions and divestitures. Before being named to his current position in January 2013, Chestnutt was Senior Vice President – Corporate Strategy, with responsibility for the formulation and execution of Verizon’s strategic plan addressing new markets, solution areas and services that capitalize on the company’s assets, capabilities and brand across all lines of business. Chestnutt joined Verizon in 2011 from Motorola Networks where he served as corporate vice president of the Americas and helped lead the successful transition of the business unit to new ownership by Nokia Siemens Networks. Chestnutt was previously Chairman and Chief Executive Officer of Grande Communications, a facilities-based, “triple-play” communications provider in Texas. His responsibilities included leading the transition of Grande from startup to a full service, market-driven company, resulting in the successful sale of the company. Prior to joining Grande, Chestnutt was the senior vice president of National Field Sales and General Business for Sprint-Nextel. From 2000 to 2005, Chestnutt held positions at Nextel Communications as regional vice president of the Southwest in Austin and of the West in the San Francisco Bay Area. He also has general management experience with PrimeCo Personal Communications and AirTouch Cellular.

Mr. Chestnutt also served on the Board of the GSMA and chaired the Strategy Committee of 25 Global Telecom Heads. He earned an MBA from the University of San Francisco, and a B.S. in Business Administration from San Jose State University.

About Digital Turbine

Digital Turbine works at the convergence of media and mobile communications, connecting top mobile operators, OEMs and publishers with app developers and advertisers worldwide. Its comprehensive Mobile Delivery Platform powers frictionless user acquisition and engagement, operational efficiency and monetization opportunities. Digital Turbine's technology platform has been adopted by more than 30 mobile operators and OEMs worldwide, and has delivered more than one billion app preloads for tens of thousands advertising campaigns. The company is headquartered in Austin, Texas, with global offices in Durham, Mumbai, San Francisco, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com.

Digital Turbine Appoints Roy Chestnutt to its Board of Directors

April 25, 2018

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For more information, contact:

Brian Bartholomew

Investor Relations

Digital Turbine

brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.

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